Exhibit 10.3

NON-COMPETE AGREEMENT

THIS AGREEMENT is made by Nicholas Kamboras (the “Principal”), Neohydro Corp., (“Company”) and Neohydro Technologies Corp., a Nevada corporation (the “Licensee”).

WHEREAS, pursuant to that certain License Agreement between the Licensee, the Company and the Principal dated September 22, 2008 (the “Agreement”), the Principal agreed to enter into a Non-Competition Agreement as a condition to the Licensee’s obligations under the Agreement; and

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Licensee, the Company and the Principal agree as follows:

1)	Restrictive Covenant.

(a)

No Competition. Each Principal agrees that for a period of five (5) years following the date hereof (the “Non-Compete Period”) that he shall not directly or indirectly, either individually or with others, engage or have any interest, as an owner, employee, representative, agent, consultant or otherwise, in any business which is similar to the business conducted by the Company. These covenants shall be deemed separate covenants for each and every state, province, country and any other governmental entity covered by the non-compete obligation and in the event the covenant for one or more such jurisdictions is determined to be unenforceable the remaining covenants shall continue to be effective. These covenants are not intended to prevent any Principal from using his general knowledge, experience, skill and know-how in a manner that is not competitive, provided the Principal does not use, disclose, divulge or communicate any Confidential Information (as hereinafter defined).

(b)

No Hiring of Others. Further, each Principal agrees that during such Non- Compete Period, he shall not solicit nor employ any person who is employed by the Licensee or the Company during the Non-Compete Period.

(c)

No Solicitation. Each Principal further agrees that during such Non- Compete Period he shall not solicit the Licensee’s or the Company’s customers on behalf of him or any other business or entity in competition with the business then conducted by the Licensee or the Company.

2)	Confidential Information.

(a)

Definition. For purposes of this Paragraph 2, the term “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Company’s and/or the Licensee’s industry, which has been proprietary to the Company and which has been subject to efforts by the Company to maintain its confidentiality, including but not limited to (i) trade secret and patent information; (ii) information relating to the business of the Company as conducted at any time within the previous five years and to any of the Company’s past or current products, including, without limitation, information about the Company’s purchasing, accounting marketing, selling, or servicing. Without limitation of the foregoing, all information which any Principal has a reasonable basis to consider Confidential Information or which has been treated by the Company as being Confidential Information shall be presumed to be Confidential Information whether originated by a Principal or by others, and without regard to the manner in which a Principal obtains access to such information.

(b)

No Disclosure. No Principal shall, at any time during the Non-Compete Period, use or disclose any Confidential Information to any person not employed by the Licensee without the prior written authorization of the Licensee except as required by law, court order or governmental demand, provided that the Principal has given the Licensee prompt, written notice that he believes he is required to disclose same so that the Licensee has had reasonable opportunity to seek a protective order or other appropriate remedy. Each Principal shall exercise prudence and the highest degree of care to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information. The parties hereto stipulate that all Confidential Information has been acquired by the Licensee at great expense and substantial effort and is and will be important and material and does and will contribute significantly to the successful conduct of the Licensee’s business and to its goodwill. Information shall not be considered confidential to the extent, but only to the extent, that such information is: (a) already known to the receiving party free of any restriction at the time it is obtained from the other party; (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of any party; (d) is independently developed by one party without reference to any Confidential Information of any other party or (e) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the parties provide each other with timely written prior notice of such requirements.

3)

Remedies. The parties agree each Principal’s relationship with the Company and the Company’s business is unique and special; that in the event of any Principal’s material breach of this Agreement or any of its provisions, money damages alone would be an inadequate remedy; that any breach by a Principal of the provisions contained in Paragraphs 1 and 2 would cause immediate and irreparable harm to the Licensee, that in the event of any breach of this Agreement by the Principal, the Licensee, in addition to any remedies the Licensee may have at law, shall have the right to equitable relief, including injunctive relief, against the Principal without posting bond.

4)

Third Party Beneficiaries. Each Principal acknowledges and agrees that the covenants contained in Paragraphs 1 and 2 hereof are expressly intended to benefit the Licensee and all of its Affiliates, and that for purposes of such Paragraphs the term “Licensee” shall include all of the Licensee’s Affiliates. The term “Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Licensee, and any joint venture or partner of the Licensee, and “control” means the power, director or indirect, to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

5)	Miscellaneous.

	(a)	No Principal may assign all or any portion of its rights, nor may any of them delegate their duties and obligations, under this Agreement.

Licensee may assign this Agreement and its rights (but not the Licensee’s obligations hereunder). Any other purported assignment or delegation made without such written consent shall be null and void.

(b)

Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective permitted successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(c)

Each party at any time and from time to time, whether before or after the date hereof, agrees upon the request of the other party to execute, acknowledge, and deliver any further documents or instruments that are necessary or desirable to carry out the terms of this Agreement or that are reasonably requested by the other party, and to take any other action to effect fully the purpose of this Agreement.

(d)

All of the terms and provisions of this Agreement and the parties’ respective rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective and permitted successors and assigns.

(e)

If any provision of this Agreement is held to be invalid or unenforceable, it shall be modified to conform with the law rather than voided, if possible, in order to achieve the intent of the parties to the full extent possible. In any event, all other provisions of the Agreement shall be deemed valid and enforceable to the full extent possible.

(f)

Either party’s delay or failure to enforce or exercise any provision of this Agreement or rights existing hereunder shall not in any way be construed as or constitute a waiver of any such provision or right, or prevent that party thereafter from enforcing each and every other provision or right of this Agreement.

(g)

This Agreement constitutes the entire agreement among the parties hereto with respect to the matters addressed herein and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to such subject matter, all of which prior agreements, understandings, negotiations and discussions or portions thereof, both written and oral, are merged into this Agreement.

(h)

No course of dealing shall be effective to amend, modify or change any provision of this Agreement. The provisions of this Agreement may be amended, modified or changed only by an instrument in writing signed by each of the parties hereto.

(i)

Any provisions, agreement, covenants, or representations contained in this Agreement which are expressly or by implication to come into or remain in force following the termination or expiration of this Agreement shall survive such termination or expiration.

(j)

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

(k)

All notices and other communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the mail, first class, registered or certified, return receipt requested with proper postage prepaid, or transmitted by facsimile and:

If to Licensee:	Neohydro Technologies Corp. 312-2645 Kipling Avenue Toronto, Ontario, Canada M9V 3S6 Attn: Venugopal Rao Balla

If to Company:	Suite # 900 – 11200 Westheimer Houston, Texas, USA 77048 Attn: Dean Themy

If to Principal:	Dean Themy Suite # 900 – 11200 Westheimer Houston, Texas, USA 77048

or at such other place or places or to such other person or persons as shall be designated by prior written notice to the other party hereto.

(l)

This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Nevada without reference to its conflicts of laws provision.

(m)	In the event of any litigation between or among the parties, the prevailing party shall be entitled to recover its attorney’s fees and costs incurred.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers.

LICENSEE: NEOHYDRO TECHNOLIGIES CORP. VENUGOPAL RAO BALLA By: Venugopal Rao Balla Title: President COMPANY: NEOHYDRO CORP. By: DEAN THEMY Dean Themy Title: President Date: September 22, 2008	PRINCIPAL: DEAN THEMY NICHOLAS KAMBORAS Nicholas Kamboras